Exhibit 99.1

MERGE HEALTHCARE INCORPORATED

COMPENSATION COMMITTEE CHARTER

A.	Purpose

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Merge Healthcare Incorporated (the “Company”) is to discharge certain responsibilities of the Board relating to executive or other compensation policies and programs, including developing executive compensation policies, overseeing the implementation of the policies and benefit plans, administering the Company’s various stock plans and the issuance of stock options and other stock–related awards not granted pursuant to a plan, and to make recommendations to the Board regarding its remaining responsibilities relating to executive compensation.

B.	Composition

The Committee shall be comprised of three (3) or more directors, as determined by the Board on the recommendation of the Nominating Committee of the Board. Each member of the Committee shall meet the following criteria (in each case to the extent that such requirements are effective from time to time):

1.	Each member will be “independent” as defined by the rules of The Nasdaq Stock Market (“NASDAQ”) and the United States Securities and Exchange Commission (the “SEC”);

2.	Each member will be an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations adopted by the Internal Revenue Service under such Section;

3.	Each member will be a “non–employee director” as defined in Rule 16b–3 adopted by the SEC under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

4.	Each member will meet any other requirements imposed by applicable law, regulations or rules, including, without limitation, any requirements imposed by NASDAQ.

Each Committee member shall also be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

Unless the Board appoints a Chairperson of the Committee (the “Chairperson”), the Committee shall appoint a Chairperson by majority vote.

C.	Meetings

The Committee shall meet with such frequency and at such intervals as it shall determine necessary to carry out its duties and responsibilities. Meetings shall be called by the Chairperson of the Committee or the Board. Members of senior management or others may attend meetings of the Committee at the invitation of the Committee and shall provide pertinent information as necessary, except that the Chief Executive Officer (“CEO”) shall not be present during voting or deliberations by the Committee on the subject of the CEO’s compensation. The Committee may meet via telephone conference calls or take action in writing executed by all of the members. A quorum shall consist of a majority of the members of the Committee.

The Chairperson of the Committee shall set the agenda of each meeting and arrange for the distribution of the agenda, together with supporting material, to the Committee members prior to each meeting. The Chairperson will also cause to be prepared and circulated to the Committee members minutes of each meeting.

D.	Functions

The Committees functions may be divided into the following general categories: (1) Compensation of Employees, (2) Plans and Programs, (3) Compensation Discussion and Analysis, and (4) Other Functions. The responsibilities and authority of the Committee shall include:

1.	Compensation of Employees

a.	Officer Compensation

·
Reviewing, monitoring, administering and establishing the compensation of the CEO and, in consultation with the CEO, the “named executive officers” (as set forth in the Company’s proxy statement) and other officers (as defined in Section 16 of the Securities Exchange Act and Rule 16a–1 thereunder) of the Company (the CEO, named executive officers and such other officers, collectively, the “Executive Officers”), including salary, bonus and incentive compensation levels, deferred compensation, executive perquisites, equity compensation (including awards to induce employment), severance arrangements, retirement and other post–employment benefits, and change–in–control benefits;

·
Establishing incentive compensation plans for the Executive Officers, establishing targets and incentive awards under such plans and making any determinations required to be made by the Board or a committee of the Board under such plans;

·	Evaluating officer performance in light of those goals and objectives, with a view toward encouraging extraordinary effort and performance; and

·
Reviewing and approving the terms of offer letters, employment agreements, severance agreements, change–in–control agreements, indemnification agreements and other material agreements between the Company and its Executive Officers.

b.	General Compensation Goals

·	Reviewing and making recommendations to the Board regarding general compensation goals, guidelines and policies for the Company’s employees.

2.	Plans and Programs

·	Making recommendations to the Board regarding adopting or amending equity incentive plans (including changes in the number of shares reserved for issuance thereunder);

·	Administering the Company’s stock plans, granting stock option, stock appreciation right, restricted stock units and other equity awards and approving modifications of such awards;

·	Periodically reviewing the Company’s guidelines for stock option grants under the Company’s equity incentive plans and recommending any proposed changes to the Board for approval;

·	Overseeing the administration of other material employee benefit plans of the Company, including the Company’s 401(k) plan; and

·	Reviewing and approving policies and procedures relating to the perquisites and expense accounts of the Company’s Executive Officers.

3.	Compensation Discussion and Analysis

Reviewing and discussing with management the Company’s Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s proxy statement or annual report on Form 10–K and causing the issuance of any report required with respect to the Committee for inclusion in the Company’s proxy statement or annual report on Form 10–K, as required by rules of the SEC. In addition, the Committee will review any other compensation committee–related disclosure, in the Company’s filings with the SEC or otherwise required by applicable securities laws, rules and regulations and by the rules of NASDAQ.

4.	Other Functions

·	Reviewing and assessing the adequacy and scope of this Charter periodically and recommending any proposed changes to the Board for approval;

·	Reviewing the performance of the Committee, not less than annually, and reporting on such performance to the Board;

·
Having the authority to retain compensation consultants (who shall report directly to the Committee) and independent legal, accounting and other advisers, as the Committee determines necessary or appropriate to carry out its duties;

·
Considering whether Committee members are provided with appropriate background information and training and, when necessary, seeking such information and training from the Company’s management and/or other third–party sources;

·
Determining appropriate funding, which the Company shall provide, for payment of (i) compensation to the compensation consultants and other advisors engaged to aid the Committee in carrying out its duties hereunder and to any third–party sources providing background information and/or training to Committee members, and (ii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties;

·	Regularly reporting its activities, findings and conclusions to the full Board, including providing copies to the Board of all approved Committee meeting minutes; and

·	Performing such other duties as may be requested by the Board or as assigned by the Company’s certificate of incorporation, bylaws or applicable law, rule or regulation.

E.	Delegation of Authority

The Committee may, to the extent permitted under applicable law, the rules of NASDAQ, the SEC and the Internal Revenue Code, and the Company’s Certificate of Incorporation and Bylaws, form and delegate authority to subcommittees when appropriate. For example, the Committee may delegate authority for overseeing the administration of the Company’s 401(k) plan to a subcommittee; provided that any such subcommittee shall report to the Committee at least annually, or more frequently if warranted.

As approved by the Compensation Committee of the Board of Directors of the Company on May 8, 2007, adopted by the Board of Directors of the Company as of May 11, 2007, and amended by the Compensation Committee of the Board of Directors of the Company and the Board of Directors of the Company on July 1, 2008.